Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and Rodney L. Gray (“Executive”) (the Company and Executive are referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS Executive currently serves as the Company’s Chief Financial Officer pursuant to an Employment Agreement between the Parties dated as of October 23, 2009 (the “Employment Agreement”); and

WHEREAS, Executive will resign his employment with the Company for personal reasons effective as of June 18, 2010 (the “Separation Date”); and

WHEREAS the Company wishes to provide Executive with certain severance benefits because of his key role in the initial public offering of the Company, and Executive wishes to receive such benefits, which such benefits are conditioned upon Executive’s execution (and non-revocation in the time provided to do so) of the General Release attached to this Agreement; and

WHEREAS the Parties wish to fully and finally resolve all claims that may now exist between them, including without limitation all claims arising out of Executive’s employment and the end of that employment.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

Section  1.                                         Severance Payment.  If, between the Separation Date and July 12, 2010, Executive executes the General Release of Claims that is attached to this Agreement as Exhibit A (the “Release”) and does not revoke the Release in the time provided to do so, then the Company agrees to provide Executive a lump sum severance payment of $400,000, minus all applicable taxes and other withholdings, which such payment will be provided to Executive within fourteen (14) days of Company’s receipt of Executive’s signed (and not revoked in the time provided to do so) Release.  Company further agrees to pay Executive any unpaid base salary through the Separation Date and any unpaid business expenses in accordance with Company policy.

Section  2.                                         Separation from Employment.  The Parties acknowledge and agree that Executive’s employment with the Company will end on the Separation Date.  The Parties further acknowledge and agree that Executive’s resignation is the result of his desire to spend more time with his family in the Atlanta, Georgia area and that Executive has resigned his employment without Good Reason (as defined in the Employment Agreement).

Section  3.                                         Retention of Certain Class D Interests; Forfeiture of Class C and Certain Class D Interests.  On December 21, 2009, Executive was granted an award of restricted stock pursuant to the Cobalt International Energy, Inc. Long Term Incentive Plan Restricted Award Agreement IPO Award — Class D Interests (the “Class D Award Agreement”).  The Parties agree that, notwithstanding the effect of Executive’s Termination of Service (as defined in the Class D Award Agreement), the Compensation Committee of the Board of Directors of the Company, in recognition of Executive’s contribution to the Company’s initial public offering, agrees to waive the forfeiture of 45,000 of the Class D Restricted Shares (as defined in the Class D Award Agreement) granted to Executive such that Executive shall retain his ownership of those shares, subject to the other terms and conditions of the Award Agreement and the Cobalt International Energy, Inc. Long Term Incentive Plan (the “LTIP”).  For the avoidance of doubt, the Parties acknowledge that, as of the Separation Date, the remaining 7,553 Class D Restricted Shares awarded to Executive through the Award Agreement shall be forfeited in their entirety without any payment to Executive. For the further avoidance of doubt, the Parties acknowledge that on December 21, 2009, Executive was granted an award of restricted stock pursuant to the Cobalt International Energy, Inc. Long Term Incentive Plan Restricted Award Agreement IPO Award — Class C Interests (the “Class C Award Agreement”) and that, as of the Separation Date, the 578,225 Class C Restricted Shares (as defined in the Class C Award Agreement) shall be forfeited in their entirety without any payment to Executive.

Section  4.                                         Prior Rights and Obligations.  This Agreement extinguishes all rights, if any, that Executive may have, contractual or otherwise, relating to or arising out of Executive’s employment with the Company and Cobalt International Energy, L.P. (the “Partnership”), with the exception of any rights that may arise out of: (i) this Agreement; (ii) the Cobalt International Energy, L.P. Deferred Compensation Plan; (iii) Executive’s continuing ownership of the 45,000 Class D Restricted Shares described in Section 3, above; (iv) Executive’s ownership of 45,019 shares of common stock in the Company held by him as the result of his exchange of Class A Interests pursuant to that certain Reorganization Agreement dated as of December 8, 2009 among Cobalt International Energy, L.P., Cobalt International Energy, Inc., Cobalt Mergersub, Inc. and the Other Parties Signatory [Th]ereto, (v) any rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between the Company and the Executive; (vi) any rights of defense or indemnification which would be otherwise afforded to the Executive under any liability or other insurance policy maintained by the Company; (vii) any rights of Executive under any applicable health, medical and welfare benefit programs; and (vii) such other rights or claims as may arise after the date that this Agreement.is signed, and the Release becomes no longer revocable by Executive.  Pursuant to COBRA, and to the extent applicable, Executive will be eligible to continue coverage in the company-provided medical, dental and vision plans available to Company employees, which such participation (if any) shall be at Executive’s expense.  In entering this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment with the Company and the Partnership and, as of the date that Executive executes this Agreement, Executive has received all wages and been paid all sums that Executive is owed by the Company and the Partnership.

Section  5.                                         Agreement is Voluntary.  Executive acknowledges and agrees that Executive has carefully read this Agreement and understands that, except as expressly reserved therein, the attached General Release of Claims is a release of all claims, known or unknown, past or present, including all claims under the Age Discrimination in Employment Act.  Executive further warrants that Executive executes this Agreement of Executive’s own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney.  Finally, Executive enters into this Agreement fully knowing its effect and Executive does so voluntarily, in exchange for the consideration stated above.

Section  6.                                         Choice of Law, Venue.  This Agreement will be construed in accordance with, and governed by, the laws of Texas.  Venue for any action that may be brought by any Party involving the enforcement of this Agreement or any rights, duties or obligations under this Agreement shall be brought exclusively in the state or federal courts (as applicable) sitting in Houston, Texas.  Executive consents and waives any objection to personal jurisdiction and venue in those courts for any such action.

Section  7.                                         Modification; Execution.  The Parties agree that this Agreement cannot be modified or amended except by a written instrument signed by Executive and a duly authorized representative of the Company.  This Agreement may be executed in multiple parts.

Section  8.                                         Deemed Resignations.  As of the Separation Date, Executive shall be deemed to have resigned, as applicable as an officer of the Company and, if applicable each of its affiliates.

Section  9.                                         Continuing Effect of Restrictive Covenants.  In entering into this Agreement, Executive expressly recognizes the enforceability and binding effect of Article 11 of the Employment Agreement and he expressly acknowledges the ongoing effect and enforceability of Article 11 of the Employment Agreement; provided however, that the Company and Executive agree that the definition of “Business” in Article 11 of the Employment Agreement shall mean the exploration for, and the development and production of, oil and natural gas and the acquisition of leases and other real property in connection therewith in the deep waters offshore in the Gulf of Mexico, Angola, or Gabon..

Section  10.                                   Non-Disparagement.

(a)                                  Executive shall refrain from publishing any oral or written statements about any Released Party (as defined in Exhibit A) that: (i) are slanderous, libelous, defamatory or disparaging; (ii) disclose confidential information of any Released Party; or (iii) place any Released Party in a false light before the public.

(b)                                 The Company shall refrain from publishing any oral or written statements about Executive that: (i) are slanderous, libelous, defamatory or disparaging; (ii) disclose confidential information about Executive; or (iii) place Executive in a false light before the public.

Section  11.                                   Entire Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument executed by all Parties hereto.

[Signature page follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT THE ATTACHED GENERAL RELEASE OF CLAIMS CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Rodney L. Gray
Rodney L. Gray

June 16, 2010
Date

Accepted and Agreed:

Cobalt International Energy, Inc.

	By:	/s/ Jeffrey A. Starzec

	Name:	Jeffrey A. Starzec

	Title:	Associate General Counsel & Secretary

	Date:	June 16, 2010

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (the “Release”) constitutes the release referred to in that certain Separation Agreement and General Release of Claims (the “Separation Agreement”) entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and Rodney L. Gray (“Executive”).

1.                                       Release of Claims.

A.                                   For good and valuable consideration, including the Company’s provision of a severance payment and benefits as set forth in Sections 1 and 3 of the Separation Agreement, Executive hereby releases and discharges the Company, the Partnership (as defined in the Separation Agreement) and each of their affiliates, subsidiaries, partners, members, predecessors, successors or assigns, along with their respective owners, partners, officers, directors, members, employees, agents, attorneys, successors, administrators and insurers (collectively the “Released Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, which are now known, or reasonably should be known, to Gray, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executed this Agreement, including without limitation any alleged violation of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xvi) any and all claims Executive may have arising out of, or as the result of any breach of, the Employment Agreement (as defined in the Separation Agreement), that certain Severance Agreement dated as of June 12, 2009 between Executive and the Partnership, or any other contract, incentive compensation plan or agreement, unit subscription agreement, or stock option plan or agreement with any Company Party (collectively, the “Released Claims”); provided, however, that this release does not apply to the Company’s obligations to Executive that may arise under: (i) the Separation Agreement; (ii) the Cobalt International Energy L.P. Deferred Compensation Plan; and (iii) to the extent applicable, the Class D Award Agreement (as defined in the Separation Agreement) and the LTIP (as defined in the Separation Agreement) as a result of Executive’s continuing ownership of the 45,000 Class D Restricted Shares referenced in Section 3 of the Separation Agreement; (iv) any rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between Company and the Executive; (v) any rights of defense or indemnification which would be otherwise afforded to the Executive under any liability or other insurance policy maintained by Company; (vi) any rights of the Executive under any applicable health, medical and welfare benefit programs; and (vii) such other rights or claims as may arise after the date of this Agreement..  This Release is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration provided pursuant to the Separation Agreement, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  Additionally, the Company hereby RELEASES AND FOREVER DISCHARGES Executive from any and all legal responsibilities, claims, rights of action, causes of action, suits, debts, liabilities, judgments, demands, damages, costs, attorneys’ fees, expenses and all claims of any kind and all damages of any kind on account of, arising from, related to, or in any way growing out of Executive’s employment or separation from employment with Company and which are now known, or reasonably should be known, to the Company and based upon any facts occurring prior to the date Company executes this Agreement.

B.                                     Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  Further, in no event shall the Released Claims include any claim which arises after the date this Release is executed by Executive, including any claim to enforce Executive’s rights under the Separation Agreement.

2.                                       Executive’s Representation.  Executive represents, warrants and agrees that Executive has not brought or joined any claims, appeals, complaints, charges or lawsuits against the Released Parties and has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.

3.                                       ADEA Rights.  Executive further acknowledges that:

A.                                   Executive has been advised that Executive has the right to seek legal counsel before signing this Release and the Separation Agreement and has had adequate opportunity to do so.

B.                                     Executive has been given at least twenty-one (21) days to review this Release and understands that if Executive does not accept this Agreement by July 12, 2010 the offer of severance benefits and payments in exchange for this release, as set forth in Sections 1 and 3 of the Separation Agreement, will expire.

C.                                     Executive has seven days after signing this Release to revoke it.  This Release will not become effective or enforceable until the revocation period has expired.  Any notice of revocation of the Agreement is effective only if received by Sam Gillespie at 1980 Post Oak Blvd., Suite 1200, Houston, Texas 77056 in writing by midnight, Houston, Texas time, on the seventh day after Executive’s signing of this Release.  Executive understands that if Executive revokes Executive’s acceptance of this Release pursuant to this Section 3C, the Company will not provide Executive with any benefit or payment described in Sections 1 or 3 of the Separation Agreement above, and all other terms of this Release will become null and void.

D.                                    Executive agrees and acknowledges that Executive is receiving, pursuant to his execution (and non-revocation) of this Release, consideration in addition to anything of value to which Executive has an undisputed right to receive.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Rodney L. Gray
Rodney L. Gray

June 16, 2010
Date